EXHIBIT 99.1

Dear TiVo Shareholders,
So let’s start on a provocative note. Music is better than television. The music world got run over by its digital transition, but music beat the hell out of television. It really did. What do I mean by that? Because of the turmoil caused by digital trends in the music industry, the consumer won – but in the world of TV, that win has not happened yet. Said another way, to understand TiVo you have to understand a vision for how consumers would most like to enjoy watching and experiencing video content. That vision is actually quite easy to grasp as it exists in the world of music already.
The music industry today is one where listeners have an enormous amount of choice and flexibility. They can easily get any song ever written, store it in any number of personalized formats and playlists, and grab it from the cloud onto any device. Getting all the music you want, whenever and wherever you want it, is a reality.
The television world today, however, is not at all like that for consumers.
Granted, the television industry has handled the transition from analog to digital far better than the music and print media industries. Thus far the major players in the television industry have been able to keep their businesses largely intact, avoiding a similarly difficult transition. Yet there is a glaring issue that still needs to be addressed: TV viewers really don’t have the ability to get whatever they want, whenever they want it, let alone in a personalized way on a device of their choosing.
Enter TiVo.
TiVo began the on-demand revolution with the invention of the DVR, which for many years was the best way to capture and view linear television on one’s own terms. But today, the very definition of television has gotten more complex as the evolution of broadband has ushered in an explosion of content with millions of choices from many sources. Unfortunately, this has created mass chaos for consumers. They don’t know where content is originating from, where to find what they want, when a show is airing live, if recording is a better way to ensure they don’t miss something rather than finding it on-demand somewhere, or if it is even available on video-on-demand versus an over-the-top source. Moreover, few have the time or patience to flip through any kind of on-demand library. Today, TiVo has developed the best answer so far for putting the notion of universal search across all content sources, along with the any content/anytime/anywhere concept together in a way that brings television down the path toward the vision of music’s current availability.
So how is TiVo achieving this? By moving through three stages of our product development focus - organize, mobilize, and personalize.
Organize
The first thing TiVo did was to make sense of all the chaos and organize all the millions of pieces of content out there from traditional television, recorded programs, video-on-demand and over-the-top sources, like Netflix and Hulu, into a cohesive user interface housed in one box, controlled by one remote, that provides a single source of search and discovery functionality, while providing a single integrated viewing experience. This gave consumers a one-stop shop for all their viewing interests and reduced the time wasted trying to figure out whether last week’s episode of The Voice, for example, is being rerun on TV tonight, available on Hulu Plus, or accessible in their cable operator’s on-demand library. Moreover, it is quite remarkable that you can be hooked to a TV set-top box today in 90 million homes, almost 70 years since the advent of television, and that box cannot tell you what the Oscar winning best picture was from ten years ago. Consumers would never settle for that level of experience from a tablet, laptop, or smartphone. With TiVo, you have the ability to immediately know what the answer to that question is, and then immediately play that movie. TiVo organizes the chaos and presents both traditional and new sources of programming in an easy, convenient, and intuitive way.
Mobilize
Moving the TiVo experience throughout the home and off the TV.
TiVo then began putting significant shoulder behind “mobilizing” the TiVo experience – that is, getting it on other screens, including tablets and smart phones, to create both a whole-home offering with an inexpensive approach to hooking up second sets, while developing the beginnings of a robust out-of home experience. We achieved this by first creating ways to command and control the TiVo experience through mobile devices, and then moved toward enabling the consumption of content through the TiVo interface right on these devices. Having the capability to access recordings, which are by definition usually the shows viewers most want to see, on a tablet for viewing in the home or for watching when you travel, is a unique offering in the cable world that TiVo provides for cable subscribers. Going one step further, we will soon launch a TV Everywhere web portal powered by TiVo for our cable operator customers, which will allow subscribers the chance to enjoy video content on a variety of other devices, including laptops, with the TiVo look and feel.
Personalize
Living up to the promise that “TiVo gets me.”
Perhaps most challenging was making sure that every time a person turns on the television they have a personalized experience framing their TV viewing options. The TiVo Suggestions feature has long provided a way for viewers to enjoy shows based on TiVo’s understanding of their past viewing history. We have been pushing the degree of personalization even further, as exemplified by the recently announced “What to Watch Now” functionality, which immediately presents users with the programming they would most enjoy. For example, sports fanatics will no longer need to surf channels or browse a guide to find out what games are on TV at any given moment. What to Watch Now shows a viewer what is on their favorite channels at that exact moment, along with what are the most popular TV shows airing right then and what recordings do the viewer most care about knowing are available for viewing. Soon friends and family recommendations, and the recommendations of professional reviewers will be added to give more insight on immediately available viewing options. In other words, we have created a personal dashboard that filters for the most personally relevant content options so a viewer can have those selections right in front of them every time they turn on the TV. The world of infinite choice brought to a personal level.
The Industry Challenges
For the television industry to avoid the same issues that turned both the music and publishing industries into The Walking Dead at various points of their digital transitions, the cable operator, programming networks, and TV advertisers have some work to do to continue to maintain their financial positions against a relentless tide of change in TV viewing behavior.
First, cable operators must increase the speed at which they adopt next generation TV experiences. The good news is we are seeing more and more operators wanting to work with us. We’ve added almost one million new TiVo subscribers from our operator relationships during the last year alone, and our success in that area will likely continue as we now have half of the top 20 U.S. operators as well as the top cable operators in the U.K., Spain, and Sweden that have selected TiVo to provide their advanced television deployment. We believe this roster will only grow. Interestingly, many of these partners are well ahead of the large U.S. operators in providing an advanced television service to their subscribers. In addition, the operators that have embraced TiVo are by and large seeing stronger competitive positions and improved operating metrics including attracting new subscribers, better customer satisfaction, lower churn, and higher revenue per subscriber. For example, during the first quarter, Virgin Media in the United Kingdom saw its sixth straight quarter of better year-over-year churn; ONO, in the midst of significant economic turmoil in Spain, saw 50% less churn from TiVo subscribers; and in the U.S., Suddenlink gained video subscribers even during a quarter when the U.S. cable industry as a whole lost hundreds of thousands of subscribers.
TiVo is most focused on the cable industry given the massive investment that industry has made in the development of the fastest broadband pipe to the home, which is ideal for high quality TV delivery. TiVo’s ongoing development of our cloud based service, capable of facilitating the delivery of an operator provided IPTV service, makes the potential for the TiVo/cable industry alliance very formidable.
Second, and just as important, the television advertising side of the business also needs to reconsider its approach – just ask the Mad Men. As became clear with the DVR, when given the opportunity, viewers will avoid commercials, and generally do so even more often when watching more highly viewed programs. But that was just the first issue confronting the advertiser. Now, in today’s multi-device and infinite choice world of live, recorded and streaming on-demand options, viewing is happening in places that are not captured by the traditional ratings systems. As a result of this lack of adequate measurement capability, it’s impossible for marketers to know what they must do to maximize the return on their marketing dollar. TiVo has been providing for some time different forms of ad inventory to give alternative avenues for reaching viewers who may be fast-forwarding through traditional commercials. Now, we are also focused on the issue of how to create marketing efficiency through data and analytics. Here another trend is becoming more and more clear – that the traditional means of buying media based on demographics is giving way to a far more productive approach based on purchaser data. TiVo is pioneering this movement, providing advertisers granular data on what viewers are watching tied to what those same viewers are actually purchasing. For example, enabling a beverage company to understand that viewers of The Big Bang Theory are more likely to go out and buy their product than those that watch American Idol, or where the swing purchasers in their category are doing heavier viewing. We can also analyze TV viewing habits alongside attitudes and other behavioral characteristics, such as which shows Democrats versus Republicans actually watch. TiVo is at the forefront of these behavioral and purchasing insights through our TRA (TiVo Research and Analytics) business which we acquired last year, and we are seeing advertisers and networks increasingly recognize the value of the roadmap to marketing efficiency that TiVo can provide.
These are some of the key trends facing the TV industry as it continues through an array of digital transition issues. We are at the forefront of providing solutions to help consumers, operators, and advertisers.
TiVo’s Road Ahead
Keeping ahead of these trends and transitioning TiVo from our DVR roots to the leader in advanced television delivery and measurement has already begun to benefit our financials. Just a few weeks ago, we reported that our advanced television innovation is continuing to drive the global adoption of TiVo, leading to our first quarter of our fiscal year ending January 31, 2014 being the strongest one in terms of subscription additions in seven years, 98% operator revenue growth from first quarter of the last fiscal year, and most importantly, an Adjusted EBITDA profit even including the cost of litigation. It is clear from our positive momentum over the last year that our vision for the future of TV is playing out. Yet the aforementioned trends are just at the beginning stages of their impact on the industry, and as they continue to play out, we believe TiVo is in a unique position to ride these trends and to increasingly benefit from them. Pulling all of this together, we are on track to deliver Adjusted EBITDA profitability in Fiscal Year 2014, and sustained growth in the years beyond. We also remain highly focused on smart capital allocation, where we recently doubled the size of our buyback authorization on the heels of an approximately half billion patent litigation settlement with Google/Motorola and Cisco, which will ensure our cash continues to be used to drive shareholder value. This latest settlement brings the total dollar amount TiVo has secured off the backs of a handful of patent litigations to $1.6 billion.
In closing, while the music and print industries suffered greatly during the digital transition, the ultimate consumer proposition for television is where the music industry ended up – getting anything you want, anytime you want it, wherever you are. Now TiVo is putting the pieces together to achieve this ultimate experience for the TV viewer. We understand the challenge this transition presents for the television business model itself, and we are putting our expertise to work to enable the television industry to benefit from all this disruption instead of being victimized by it.
I would like to point out that for TiVo to occupy the position of leadership we do in the lightning fast world of advanced television it takes a team of incredibly dedicated engineers and business leaders to transition a company in the midst of an industry transition. I could not be more proud or grateful for the contributions of our employee team – you should know it is a remarkable group.
Now the great thing about this letter is you only have to turn back the page to rewind and replay this all over again…or then again, go check out what’s on TiVo.
Thank you for your ongoing support.
President and CEO
/s/ Thomas S. Rogers
TiVo Inc.